Exhibit 10.35

Bloventus LLC 4721 Emperor Blvd., Suite 100 Durham, NC 27703 USA	1-919-474-6700 1-800-396-4325 www.BioventusGlobal.com

July 20, 2016

Re:	Employment Terms

Dear David:

This letter agreement (the “Agreement”) sets forth the terms of your continued employment at Bioventus LLC (“Bioventus” or the “Company”). This Agreement will be effective on the effective date of the initial public offering of Bioventus Inc. common stock (the “IPO”) and will supersede in its entirety that certain offer letter entered into by and between you and Bioventus LLC dated September 27, 2012.

Employment and Duties

You will continue to be employed in the role of Senior Vice President and Chief Financial Officer and you shall perform the duties of this role as are customary and as may be required by Bioventus. In addition, you shall serve as Senior Vice President and Chief Financial Officer of Bioventus Inc. You will report to the Chief Executive Officer, and you will be based at the headquarters of Bioventus currently located in Durham, NC.

You shall have such duties and responsibilities, commensurate with your position, as may be reasonably assigned to you from time to time by the Chief Executive Officer or the Board of Directors of Bioventus Inc. (the “Board”), or which are in accordance with the delegations of authority set out by the Board.

During your employment with Bioventus, you will devote your full-time best efforts and business time and attention to the business of Bioventus.

At-Will Employment Relationship

You may terminate your employment with Bioventus at any time and for any reason whatsoever simply by notifying Bioventus. Likewise, Bioventus may terminate your employment at any time, with or without Cause, and with or without advance notice. Your employment at-will status can only be modified in a written agreement approved by Bioventus and signed by you and a duly authorized member of Bioventus.

Base Salary and Employee Benefits

Your base salary will be paid at the annual rate of $382,340, less payroll deductions and withholdings. You will be paid your base salary on a bi-weekly basis, on Bioventus’ normal payroll schedule. You will be reimbursed for expenses that are normal and customary for your role and follow applicable Bioventus policies. As an exempt salaried employee, you will be required to work Bioventus’ normal business hours, and such additional time as appropriate for your work assignments and position. You will not be eligible for overtime premiums.

You will be eligible to participate in Bioventus’ health and welfare, group insurance, retirement and other employee benefit plans, programs and arrangements (pursuant to the terms and conditions of the benefit plans and applicable policies) as are made generally available from time to time to executives of the Company.

David John Price

July 20, 2016

You will be eligible for 20 days of vacation per year. Going forward, you will earn any additional vacation according to the Bioventus vacation policy.

Annual Performance Bonus and Merit Planning

In this position, you will be eligible to participate in the Bioventus Inc. Senior Executive Incentive Bonus Plan (or any sub-plan thereof or any other bonus program as determined by the Company and/or Bioventus Inc. from time to time) (the “Executive Incentive Plan”) at an annual target of fifty percent (50%) of your annual base salary (the “Annual Bonus”). The Executive Incentive Plan may include components of your personal performance as well as Bioventus’ business objectives. The terms and conditions of your Annual Bonus will be set forth in the Executive Incentive Plan documents.

Your performance will be reviewed on a yearly basis by the CEO and Board. At that time, your salary will be reviewed along with your performance to determine any adjustment to your base salary.

IPO and Annual Equity Awards

In connection with the IPO, you will be granted an option to purchase shares of Class A common stock in amounts to be determined by the Board or the Compensation Committee thereof (the “Compensation Committee”).

In addition, during your employment with the Company you will be eligible to receive additional annual or other equity compensation awards (“Annual Equity Awards”) as determined by the Board or the Compensation Committee. The terms and conditions of any such Annual Equity Awards shall be determined by the Board or the Compensation Committee, consistent with the terms of the Bioventus Inc. 2016 Incentive Award Plan (or any successor thereto) and a written award agreement between you and Bioventus Inc.

Certain Definitions

For purposes of this Agreement, the following definitions will apply:

(1) Definition of Change in Control. A “Change in Control” shall mean the first to occur of any of the following: (A) any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (other than persons who are owners of the Company on the Effective Date or its affiliates or permitted transferees) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of interests in the Company representing more than 50% of the voting power of the then outstanding interests in the Company; provided that a Change in Control shall not be deemed to occur as a result of a change of ownership resulting from the death of an owner, and a Change in Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another company and in which the owners of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, interests entitling such owners to more than 50% of all votes to which all owners of the parent company would be entitled in the election of members (without consideration of the rights of any class of membership interests to elect members by a separate class vote); (B) the consummation of (i) a merger or consolidation of the Company with another company where the owners of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, membership interests (or other equity instruments) entitling such persons to more than 50% of all votes to which all owners of the surviving company would be entitled in the election of members (without consideration of the rights of any class of membership interests to elect members by a separate class vote); (ii) a sale or other disposition of all or substantially all of the assets of the Company; or (iii) a liquidation or dissolution of the Company; or (C) during any 12-month period, a majority of the members of the Company’s Board is replaced by individuals whose appointment or election is not endorsed by a majority of the members of the Company’s Board immediately prior to the date of appointment or election.

(2) Definition of Cause. “Cause” for the Company to terminate your employment shall exist if you are given written notice detailing the specific Cause and you fail to cure (to the extent curable) such event to the satisfaction of the Board within 30 days if any of the following occurs: (A) your being convicted (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud or violence; (B) your commission

David John Price

July 20, 2016

of or participation in a fraud or act of dishonesty or misrepresentation against the Company; (C) your material violation of any written and fully executed contract or agreement between you and the Company, including without limitation, breach of your Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (the “Proprietary Information Agreement”); (D) your gross negligence or willful misconduct in the performance of your duties to the Company; (E) your continued and substantial failure to perform your duties to the Company; or (F) your violation of any material policies, practices, or procedures of Bioventus. The determination that a termination is for Cause shall be made by Bioventus at its sole discretion.

(3) Definition of Good Reason. “Good Reason” for you to terminate your employment shall mean the occurrence of any one of the following events without either (x) your express prior written consent or (y) full cure within 30 days after you give written notice to the Company: (i) material diminution in duties or responsibilities; (ii) a material reduction in your salary, except for across-the-board salary reductions similarly affecting all senior executive officers of the Company; (iii) the relocation of your principal office, or principal place of employment, to a location more than fifty (50) miles from the location of your principal office or principal place of business as of the Effective Date; or (iv) a failure to pay you earned compensation; provided however, that no event shall constitute grounds for a Good Reason termination unless you provide written notice to the Company of the event or condition purported to constitute Good Reason within 90 days of the initial existence of such event or condition and you terminate your employment within sixty days after such notice is provided.

Severance Benefits

(1) If, at any time prior to a Change in Control, the Company terminates your employment without Cause (other than as a result of your death or disability) or you terminate your employment for Good Reason then, subject to paragraph (3), below, you shall receive the following severance benefits (the “Severance Benefits”): (i) twelve (12) months of your base salary in effect on the effective date of termination (the “Termination Date”), less applicable taxes and withholdings paid in substantially equal installments on the Company’s regular payroll schedule beginning on the 60th day following the Termination Date and continuing for twelve (12) months; (ii) one hundred percent (100%) of your target Annual Bonus, paid on or about 60 days following the Termination Date; (iii) if you timely elect continued coverage under federal COBRA laws or comparable state insurance laws (“COBRA”), then the Company shall pay the COBRA premiums necessary to continue your medical and dental insurance coverage in effect for yourself and your eligible dependents on the termination date for the first twelve (12) months of such coverage (provided that such COBRA reimbursement shall terminate on such earlier date as you are no longer eligible for COBRA coverage or you become eligible for group health insurance benefits through a new employer).

(2) If the Company terminates your employment without Cause or you terminate your employment for Good Reason during the two-year period on or following a Change in Control, then, subject to paragraph (3), below, you shall receive the following severance benefits (the “CIC Severance Benefits”): (i) eighteen (18) months of your base salary in effect on the Termination Date, less applicable taxes and withholdings paid in substantially equal installments on the Company’s regular payroll schedule beginning on the 60th day following the Termination Date and continuing for eighteen (18) months; (ii) one hundred fifty percent (150%) of your target Annual Bonus, paid on or about 60 days following the Termination Date; and (iii) if you timely elect continued coverage under federal COBRA laws or comparable state insurance laws (“COBRA”), then the Company shall pay the COBRA premiums necessary to continue your medical and dental insurance coverage in effect for yourself and your eligible dependents on the termination date for the first eighteen (18) months of such coverage; provided that such COBRA reimbursement shall terminate on such earlier date as you are no longer eligible for COBRA coverage or you become eligible for group health insurance benefits through a new employer.

(3) Your receipt of the Severance Benefits or CIC Severance Benefits, as applicable, is conditional upon (a) your continuing to comply with your obligations under your Proprietary Information Agreement; and (b) your executing and delivering an effective, general release of all known and unknown claims in favor of Bioventus, in the Company’s customary form within 45 days following the Termination Date (and not revoking the release).

Section 409A

David John Price

July 20, 2016

Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the Department of Treasury Regulations and other guidance thereunder, “Section 409A”) or shall comply with the requirements of such provision. After the Termination Date, you shall have no duties or responsibilities that are inconsistent with having a “separation from service” (within the meaning of Section 409A) as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” (as determined under Section 409A) and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” (within the meaning of Section 409A) and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of Bioventus. To the extent that any reimbursements are taxable to you, any such reimbursement payment due to you shall be paid to you on or before the last day of the calendar year following the taxable year in which the related expense was incurred. The reimbursements are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that you receive in one taxable year shall not affect the amount of such reimbursements that you receive in any other taxable year. Notwithstanding any provision to the contrary in this Agreement, if you are deemed at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your termination benefits shall not be provided to you prior to the earlier of (A) the expiration of the six-month period measured from the date of your “separation from service” with the Company or (B) the date of your death; upon the earlier of such dates, all payments deferred pursuant to this sentence shall be paid in a lump sum to you, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

Compliance with Proprietary Information Agreement and Bioventus Policies

You and the Company acknowledge and agree that you are a party to that certain Proprietary Information, Inventions, Non-Solicitation, and Non-Competition Agreement with Bioventus (the “Proprietary Information Agreement”) which prohibits unauthorized use or disclosure of Bioventus’ proprietary information and contains certain post-employment non-competition and non-solicitation obligations, among other obligations, and that the Proprietary Information Agreement remains in full force and effect; provided that for purposes of the Proprietary Information Agreement on and following the IPO the terms “Company” and “Bioventus” will mean, collectively, Bioventus LLC and Bioventus Inc. In addition, you are expected to continue to comply with the Proprietary Information Agreement and that you will continue to abide by Bioventus’ Code of Conduct and Bioventus’ policies, as may be changed from time to time at Bioventus’ sole discretion.

Non-Disparagement

During and after your employment, you and Bioventus agree not to make any statement that criticizes, ridicules, disparages, or is otherwise derogatory of the other or is reasonably likely to be harmful to you or Bioventus, or to your or Bioventus’ respective businesses, business reputations or personal reputations; provided, however, that nothing in this Agreement shall restrict either party from making truthful statements (a) when required by law, subpoena, court order or the like; (b) when requested by a governmental, regulatory, or similar body or entity; (c) in confidence to a professional advisor for the purpose of securing professional advice; (d) in the ordinary course of performing your or its duties during your employment; (e) from rebutting any statement made or written about you or it; or (f) from making normal competitive statements about Bioventus’ business or products.

David John Price

July 20, 2016

Outside Activities

Throughout your employment with Bioventus, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or violate the Bioventus Conflict of Interest Policy.

Assignment

This Agreement may be assigned by Bioventus to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of Bioventus. Upon such assignment, the rights and obligations of Bioventus hereunder shall become the rights and obligations of such affiliate or successor person. You may not assign your rights or obligations to another entity or person.

Indemnification

You shall be entitled to indemnification to the maximum extent permitted by applicable law and the Bioventus LLC Operating Agreement or Bioventus Inc. Articles of Incorporation or Bylaws, as applicable. At all times during your employment, the Company shall maintain in effect a directors and officers liability insurance policy with you as a covered officer. The Company shall further provide and pay for the defense of any action, arbitration or mediation (collectively, an “Action”) relative to the lawful performance of your duties or in connection with your employment at the Company and the existence of such Action or defense shall not provide grounds for termination of your employment.

Notice of Immunity

Notwithstanding any provision of this Agreement or the Proprietary Information Agreement to the contrary, (i) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if you file a lawsuit for retaliation by an employer for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal; and do not disclose the trade secret, except pursuant to court order.

Section 280G Parachute Payments

Notwithstanding any other provision in this Agreement to the contrary, in the event that any payment or benefit received or to be received by you in connection with a Change in Control or otherwise would be considered an “excess parachute payment” within the meaning of Section 280G of the Code, then such payments and benefits will either be (i) delivered in full or (ii) reduced by the minimum amount necessary so that all of the remaining payments and benefits will not be subject to the excise tax imposed by Section 4999 of the Code, whichever of the foregoing (i) or (ii) results in the greater net after-tax value of payment and benefits to you. All determinations regarding the application of this paragraph shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Sections 280G and 4999 of the Code selected by the Company, and all associated costs will be borne by the Company.

Compensation Recovery Policy

You acknowledges and agree that, to the extent the Company adopts any clawback or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, and any rules and regulations promulgated thereunder, you will take all action necessary or appropriate to comply with such a clawback policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy).

David John Price

July 20, 2016

Miscellaneous

This Agreement, together with your Proprietary Information Agreement and all applicable equity award agreements, forms the complete and exclusive statement of your employment agreement with Bioventus. It supersedes any other agreements or promises made to you by anyone, whether oral or written, including without limitation that certain Offer Letter by and between you and Bioventus LLC dated September 27, 2012 (other than the Proprietary Information Agreement which remains in effect). Changes in your employment terms, other than those changes expressly reserved to Bioventus’ discretion in this Agreement, require a written modification approved by Bioventus. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and Bioventus, and inure to the benefit of both you and Bioventus, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of North Carolina without regard to conflicts of law principles. The parties hereby irrevocably submit to the jurisdiction of the state and federal courts of North Carolina located in or about Raleigh and waive any claim or defense of inconvenient or improper forum or lack of personal jurisdiction under any applicable law or decision. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile or pdf signatures shall be equivalent to original signatures.

I am very pleased to offer you continued employment in this position at Bioventus on and following the IPO under the terms described above. I would be happy to discuss any questions that you may have about the terms of the offer. Please indicate your acceptance of this offer by signing below and returning a copy to my attention at the Company. It will be a pleasure to continue to work with you and create the future of Bioventus on and following the IPO.

Sincerely,

/s/ Anthony P. Bihl III

Anthony P. Bihl III

Chief Executive Officer

Understood and Accepted:

/s/ David Price	7/20/16
David Price	Date